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                                                                    EXHIBIT 10.8




                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (the "Agreement") dated April 15, 2002 by and between Volume Services America Holdings, Inc., a Delaware corporation (the "Company") and Lawrence E. Honig (the "Executive").

         The Company desires to employ Executive and to enter into an agreement embodying the terms of such employment;

         Executive desires to accept such employment and enter into such an agreement;

         In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company for a term commencing on April 15, 2002 (the "Commencement Date") and ending on April 14, 2004 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. Unless sooner terminated under the provisions of Section 8 of this Agreement, the Employment Term will automatically be extended for additional one-year terms at the conclusion of the initial two-year term ("Initial Term") and each succeeding one-year extension ("Extension Term").

         2. Position.

                  (a) During the Employment Term, Executive shall serve as the Company's Chief Executive Officer. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the "Board"). Executive will be nominated and, when elected, serve as a member of, the Board.

                  (b) During the Employment Term, Executive will devote Executive's full business time and best efforts to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with
         Section 9. Executive shall perform his duties in the Company's office in Spartanburg, South Carolina.

         3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $450,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

         4. Bonus. Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") each fiscal year during the Employment Term, payable as provided

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in the Company's annual bonus plan. The Annual Bonus will be targeted to at least fifty percent (50%) of Executive's Base Salary (the "Target") based upon the achievement of budgeted performance goals of the Company established by the Board (the "Company's Budget") and incorporated into the existing executive bonus plan that the Board has established for the senior executives of the Company.

         5. Options. (a) As soon as practicable (but in no event later than 180 days) following the Commencement Date, Executive shall be granted options (the "Options"), pursuant to a stock option plan to be adopted by the Company (the "Plan"), to purchase that number of shares (the "Shares") of the Company which is equal to three percent (3%) of the entire number of shares of the Company issued and outstanding on the date of the grant (the "Grant Date"). The exercise price per share (the "Exercise Price") shall be equal to the "Established Share Value" of a share of stock of the Company. The Established Share Value of a share of stock in the Company shall be calculated by dividing the total value of the Company which is established by the Company's Board of Directors for purposes of restructuring management's equity in the Company (the "Company Valuation") by the total number of shares of stock issued and outstanding on the date that the restructuring is effective.

         (b) The Options shall vest with respect to twenty percent (20%) of the Shares on the first anniversary of the Grant Date and shall vest with respect to twenty percent (20%) of the Shares on each anniversary thereafter, until all the Shares subject to the Options are 100% vested; provided, however, that (i) if Executive's employment is terminated (A) by the Company without Cause or (B) due to the Executive's resignation with Good Reason, or (ii) in the event of a sale of all or substantially all of the stock and/or assets of the Company (a "Sale"), the Options shall immediately vest with respect to one hundred percent (100%) of the Shares. In the case of any vesting in connection with a Sale, such vesting shall occur such that the Options may be exercised and converted to Shares in time to permit Executive to receive consideration for the Shares in connection with the Sale.

         (c) In the event that the Company consummates a Sale prior to the second anniversary of the Commencement Date, and the "Excess Value" (as calculated below), multiplied by the total number of the Shares as to which Executive has Options (the "Aggregate Excess Value") is less than One Million ($1,000,000.00) Dollars, the Executive shall be paid the difference between the Aggregate Excess Value and One Million ($1,000,000.00) Dollars simultaneously with the consummation of the Sale. The Excess Value shall be calculated as follows: (a) if the Sale is a sale of substantially all of the shares of the Company, the Excess Value shall be the amount, if any, by which the amount received by the shareholders for a share of the Company's stock (the "Stock Purchase Price") exceeds the Exercise Price; and (b) if the Sale is a sale of substantially all of the Company's assets, the Excess Value shall be the amount, if any, by which (i) the total amount distributable to shareholders of the Company in connection with such Sale (whether upon consummation of the Sale or otherwise, and whether or not contingent) divided by the number of shares issued and outstanding on the date of the Sale (the "Asset Purchase Price"), exceeds
(ii) the Exercise Price. In the event that any additional options for the Company's stock ("Additional Options") are granted to the Executive prior to the second anniversary of the Commencement Date, which Additional Options by their terms are exercisable in connection with a Sale, the calculation of Excess Value shall include the amount, if any, by which the Stock Purchase Price or Asset Purchase Price, as the case may be, exceeds the exercise price per share for the Additional Options (such amount to be referred to as the "Additional Options Excess"), and the Aggregate Excess Value shall include the Additional Options Excess multiplied by

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the number of shares as to which Executive has Additional Options.

         (d) Following the termination of Executive's employment for any reason, the unvested portion of the Options shall immediately expire (except as provided in paragraph (b) above) and the vested portion of the Options shall expire on the first anniversary of Executive's termination of employment; provided, however, that if Executive is terminated by the Company for Cause, the vested portion of the Options shall expire immediately.

         (e) The Options shall be equitably adjusted, as determined by the Board of Directors of the Company in its discretion, in the event of a stock split, stock dividend, spin-off, reorganization, recapitalization, rights offering, share exchange, merger, consolidation or other similar transaction, and the Board's determination as to any such adjustment shall be conclusive.

         (f) The Options shall be granted on the terms and conditions of, and shall be subject to all the limitations set forth in, the Plan, and to all the terms and conditions of the standard stock option agreement adopted by the Company in connection with the Plan, including, without limitation, any voting trusts or shareholders agreements. The Executive shall have no rights as a shareholder of the Company, including, without limitation, voting and dividend rights, in respect of the Shares unless and until the Shares have been issued to Executive. If not sooner terminated pursuant to the terms of this Section 5, all of the Options shall terminate ten (10) years from the Grant Date. The Options may not be transferred otherwise than by will or the laws of dissent and distribution, and the Options may be exercised, during the lifetime of the Executive, only by the Executive. The Company shall have the right to require the payment (through withholding from the Executive's salary or otherwise, as the Company may, in its sole discretion, determine) of any federal, state, local or foreign taxes which it believes are or may be required to be withheld in connection with the transfer of Shares upon the exercise of any of the Options.

         6. Employee Benefits.

                  (a) During the Employment Term, the Executive shall be entitled to the coverage or benefits under any and all employee benefit plans maintained by the Company (including, without limitation, medical insurance, life insurance, long-term disability insurance and pension plans, if any) (collectively, "Employee Benefits") to the extent permissible under the terms of the plans and to all fringe benefits for which his status and level of employment qualify him in accordance with the Company's benefit policies governing senior executives; provided, however, that the Executive's Employee Benefits shall not include the split dollar life insurance program which is no longer being offered by the Company to new employees.

                  (b) The Executive shall be entitled to paid vacations in accordance with the Company's standard vacation policies governing senior executives, but in no event less than four weeks each calendar year during the Employment Term.

         7. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

         8. Termination. The Employment Term and Executive's employment hereunder

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may be terminated by either party at any time and for any reason; provided that
Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

                  (a) By the Company For Cause or By Executive Resignation Without Good Reason.

                           (i) The Employment Term and Executive's employment
                  hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason (as defined in Section 8(c)).

                           (ii) For purposes of this Agreement, "Cause" shall
                  mean termination by action of at least a majority of the members of the Board (excluding the Executive) upon (i) the Executive's breach of Section 9 or 10 of this Agreement; (ii) the Executive's material breach of any other provision of this Agreement if the Executive has been given written notice and a reasonable opportunity to cure such breach; (iii) the Executive's willful failure to adhere to any written Company policy if the Executive has been given written notice and a reasonable opportunity to comply with such policy or cure his failure to comply; (iv) serious willful misconduct by the Executive in connection with his employment; or (v) the commission of a felony or the equivalent thereof or a misdemeanor including moral turpitude. Such action shall take place at a meeting duly called and held upon at least 15 days' prior written notice to the Executive specifying the particulars of the action or inaction alleged to constitute "Cause" (and at which meeting the Executive and his counsel are entitled to be present and given reasonable opportunity to be heard). Action or inaction by the Executive shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

                           (iii) If Executive's employment is terminated by the
                  Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                                    (A) the Base Salary through the date of
                           termination;

                                    (B) any Annual Bonus earned but unpaid as of
                           the date of termination for any previously completed fiscal year;

                                    (C) reimbursement for any unreimbursed
                           business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                                    (D) such Employee Benefits, if any, to which
                           Executive may be entitled in his status as a terminated employee under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

                           Following such termination of Executive's employment
                  by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this

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                  Agreement.

                           (b) Disability or Death.

                  (i) The Employment Term and Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 120 consecutive days or 180 days during any 12 consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                  (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be) shall be entitled to receive the Accrued Rights.

         Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           (c) By the Company Without Cause or Resignation by
                  Executive for Good Reason.

                           (i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

                           (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the Company's material breach of this Agreement; (B) the assignment of the Executive, without his consent, to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the date hereof; or (C) the failure to elect the Executive to serve as a member of the Board; provided that the events described in this
                           Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

                           (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                                    (A) the Accrued Rights;

                                    (B) subject to Executive's continued
                                    compliance with the provisions of Sections 9 and 10, continued payment of the Base Salary until the later of (i) one year following such

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                           termination of employment and (ii) the expiration of
                           the Initial Term determined as if such termination had not occurred; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

                           (C) continued Employee Benefits (to the extent permissible under the terms of the plans providing such Employee Benefits) for Executive and Executive's spouse and minor children until the later of (i) one year following such termination of employment; and
                           (ii) the expiration of the Initial Term determined as if such termination had not occurred, provided that such Employee Benefits shall cease on the date the Executive becomes eligible for comparable coverage from a subsequent employer.

         Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           (d) Continued Employment Beyond Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

                           (e) Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(g) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                           (f) Board/Committee Resignation. Upon termination of Executive's employment for any reason, Executive shall be deemed to have resigned, as of the date of such termination, and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates, and Executive shall execute such documents as may be necessary to reflect such resignations.

9. Non-Competition.

         (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly

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agrees as follows:

                           (i) During the Employment Term and for a period of two years following the termination of Executive's employment for any or no reason, Executive agrees that, without the prior written consent of the Company, (A) Executive will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with the business of the Company or any of its affiliates and
                           (B) Executive shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person, who has been employed by the Company or any of its affiliates at any time during the 12 months immediately preceding such solicitation.

                           (ii) For purposes of this Section 9, a business shall be deemed to be in competition with the business of the Company and its affiliates if it is involved in the sale or provision of catering, concession or other food services or venue management services at stadiums, ballparks, convention centers, concert halls, theaters, seaports, golf courses, arenas, race tracks, parks, bandstands, or other recreational venues.

                           (iii) Nothing in this Section 9 shall prohibit the Executive from acquiring or holding not more than one percent (1%) of any class of publicly traded securities of any business.

                  (b) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this
         Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         10. Confidentiality. The Executive acknowledges that Executive has acquired and will acquire information respecting the business and affairs of the Company, its subsidiaries and affiliates, including, but not limited to, business and strategic plans, forecasts and projections, profits, information regarding the identity, address and key contacts of Company customers, prospects and suppliers, their needs, preferences and any pricing or bidding constraints, customer and supplier agreements and the terms thereof, policy and procedure manuals, recipes, menus and accounting forms and procedures ("Confidential Information"). Accordingly, the Executive shall keep confidential and not disclose to any person or use (except as required in the conduct of the business of the Company in the ordinary course and consistent with past practice) all such Confidential Information, except as required by law (provided prior written notice thereof is given by the Executive to the Company) or with the Company's written consent, unless such information is known generally to the public or the trade (through sources other than the Executive's unauthorized disclosure). Upon

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termination of his employment for any reason, the Executive shall deliver to the
Company all Confidential Information (in any form, including, but not limited to, electronic media) in his possession or subject to his control that belongs to the Company.

         11. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         12. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

         (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

         (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. A waiver or consent shall only be effective if in writing and signed by the party against whom the waiver or consent is to be enforced.

         (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

         (e) Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company, whether in connection with a Sale, or otherwise. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

         (f) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, legatees and permitted assigns.

         (g) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three (3) days after it has been mailed by United States

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         registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:
                  Volume Services America Holdings, Inc.
                  201 East Broad Street
                  Spartanburg, SC  29306
                  Attention:  General Counsel

                  If to Executive:

                  Lawrence E. Honig
                  515 Guildhall Place
                  Alpharetta, GA  30022-8535

         (h) Indemnification. The Executive shall be entitled to be indemnified for acting as an officer and director in accordance with the Company's Certificate of Incorporation and By-Laws. The Company agrees specifically that it shall maintain provisions in its Certificate of Incorporation and By-Laws relating to exculpation or indemnification of officers and directors thereof (unless prohibited by law) such that the Executive shall continue to be entitled to such exculpation and indemnification as was in effect immediately prior to the date hereof under the Certificate of Incorporation and By-Laws of the Company (or any equally favorable arrangement) to the fullest extent permitted under the laws of the applicable jurisdiction of incorporation. The Company also shall maintain directors and officers liability insurance coverage for the Executive.

         (i) Arbitration. Any and all disputes or controversies arising out of or relating to this Agreement, other than claims brought pursuant to
         Section 9 or 10, shall be resolved by arbitration at the American Arbitration Association (the "AAA") at its New York City offices before a panel of three arbitrators under the then existing rules of the AAA. The parties agree that in any such arbitration, the arbitrators shall not have the power to reform or modify this Agreement in any way and to that extent their powers are so limited. The determination of the arbitrators shall be final and binding on the parties and judgment on it may be entered in any court of competent jurisdiction. The prevailing party in arbitration in connection with the enforcement of this Agreement shall be entitled to recover from the other party all reasonable out-of-pocket costs and disbursements (including, without limitation, counsel fees and expenses) and any and all charges that may be made in the cost of the arbitration and the fees of the arbitrators or any other enforcement thereof. THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

         (j) Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

         (k) Cooperation. Executive shall provide his reasonable cooperation in

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         connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

         (l) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

         (m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VOLUME SERVICES AMERICA
HOLDINGS, INC.


/s/ Janet L. Steinmayer                            /s/ Lawrence E. Honig
_________________________                          __________________________
By:                                                Lawrence E. Honig
Title:


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